Exhibit 99.1

NEWS RELEASE

February 4, 2010

NCR announces fourth-quarter results

•	Q4 2009 operational results ahead of expectations

•	Entertainment roll-out on track

•	Strong cash flow inclusive of business investment; Q4 2009 operating cash flow of $107M and free cash flow(3) of $48M

•	Cost structure initiatives on track towards long-term goal of $200M-$250M

•	2010 guidance provided; Revenue growth of 2% to 5%; GAAP earnings per share of $0.41 - $0.51; non-GAAP earnings per share excluding pension expense(1) of $1.35 - $1.45, an increase of 6% to 14%

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2009. Reported revenue of $1.35 billion decreased 5 percent from the fourth quarter of 2008 and included approximately 4 percentage points of benefit from foreign currency translation.

NCR reported a fourth-quarter loss from continuing operations (attributable to NCR) of $56 million, or $0.35 per diluted share, compared to income from continuing operations (attributable to NCR) of $55 million, or $0.34 per diluted share, in the fourth quarter of 2008. Income from continuing operations in the fourth quarter of 2009 included a $151 million ($97 million after-tax) net charge, or $0.60 per diluted share, related to the Fox River environmental matter, a $24 million ($15 million after-tax), or $0.09 per diluted share, impairment charge related to an equity investment and related assets, and $6 million ($4 million after-tax), or $0.03 per diluted share, of incremental costs related to the relocation of the Company’s global headquarters. Income from continuing operations for the fourth quarter of 2008 included $53 million ($38 million after-tax) in costs, or $0.24 per diluted share, resulting from organizational realignment activities, legal matters and the Fox River environmental matter. Excluding these items, non-GAAP earnings per share (1) in the fourth quarter of 2009 was $0.37 per diluted share compared to $0.58 in the prior year period.

“The economic challenges that 2009 imposed on our company affected our short term business results but did not slow the initiatives we’re putting in place to build NCR into an exciting growth company,” said Bill Nuti, chairman and chief executive officer of NCR. “This year we successfully launched our entertainment business, continued to gain share in our core financial and various self-service markets, opened new manufacturing plants and greatly strengthened our operating infrastructure. Despite tough end-market conditions, we also finished 2009 on a solid note, exceeding expectations. Taken together, we believe these accomplishments and our ongoing commitment to investing in innovation put us firmly on the path to produce better results in 2010 and make continued progress toward our long term goals.”

-more-

Fourth-Quarter 2009 Highlights

Financial highlights - Year-over-year revenue comparisons were negatively impacted by global economic conditions and the resulting impact on the global financial services industry and the retail and hospitality industries. Revenues declined 7 percent in the Americas region, primarily due to lower product sales to customers in the financial services industry and the retail and hospitality industries in the United States, the Caribbean, and Latin America. Revenues in the Americas region were positively impacted by 1 percent due to foreign currency translation. In the Europe/Middle East/Africa (EMEA) region, the revenue decline of 12 percent was primarily due to lower product sales to customers in financial services across the region. Product sales to the retail and hospitality industries also declined in EMEA, while revenue was positively impacted by 4 percent due to foreign currency translation. Revenues grew 12 percent in the Asia-Pacific/Japan (APJ) region due to higher sales in the financial services industry. Revenue in APJ was positively impacted by 8 percent due to foreign currency translation.

Income from operations was $39 million in the fourth quarter of 2009, which included $41 million of pension expense, a $22 million charge for the impairment of assets and the accrual of purchase commitments related to an equity investment, and $6 million of incremental costs directly related to the headquarters relocation. This compares to $95 million of income from operations in the fourth quarter of 2008, which included $7 million of pension expense and $25 million of costs related to organizational realignment and legal matters. Excluding these items and pension expense, non-GAAP income from operations(2) was $108 million in the fourth quarter of 2009 compared to $127 million in the fourth quarter of 2008.

NCR generated $107 million of cash from operating activities during the fourth quarter of 2009 compared to $108 million in the year-ago period. Net capital expenditures of $59 million in the fourth quarter of 2009 increased from the $33 million in capital expenditures in the year-ago period, primarily due to investments in the entertainment business. NCR generated free cash flow (cash from operations less capital expenditures)(3) of $48 million in the fourth quarter of 2009, compared to free cash flow of $75 million in the fourth quarter of 2008. For the full year 2009, NCR generated $223 million of cash from operating activities, compared to $415 million in 2008. Net capital expenditures of $173 million in 2009 were up from $138 million in 2008, primarily due to investments in the entertainment business. NCR generated $50 million of free cash flow (3) in 2009, compared to free cash flow of $277 million in 2008.

NCR contributed approximately $83 million to its international and executive pension plans in 2009 and expects to contribute approximately $110 million in 2010. The net funded status of the company’s global pension plans was approximately $(1.0) billion as of December 31, 2009, an improvement of $149 million from the previous year end.

Other expense was $154 million in the fourth quarter of 2009 compared to other expense of $28 million in the prior year period. Other expense in the fourth quarter of 2009 included a $2 million impairment charge related to an equity investment and a charge to increase the Fox River environmental reserves by $157 million, offset by $6 million of income from insurance recoveries related to the Fox River environmental matter.

Income tax represented a benefit of $58 million in the fourth quarter of 2009 compared to income tax expense of $7 million in the fourth quarter of 2008. The income tax benefit in the fourth quarter of 2009 yielded an actual tax rate of 50 percent that was due to the non-proportional benefit of the significant environmental and impairment charges incurred in the United States. Excluding the effect of these items, the fourth quarter 2009 effective tax rate was 11 percent, compared to 19 percent for the fourth quarter of 2008.

NCR ended the year with $451 million in cash and cash equivalents, a $32 million increase from the $419 million balance as of September 30, 2009. As of December 31, 2009, NCR had a debt balance of $15 million.

Business highlights - In the fourth quarter of 2009, NCR continued the integration of its services business into the Industry Solutions Group which is comprised of the Financial, Retail, Entertainment, Travel and Gaming, and Healthcare solutions offerings. In the fourth quarter, NCR also deployed its industry-leading self-service technologies across the entertainment, travel and retail markets and drove increased penetration of its core ATM solutions.

NCR further advanced its entertainment kiosk strategy during the fourth quarter and exceeded its goal to roll out the first 2,500 DVD-rental kiosks by year end. In December, NCR significantly expanded its network of DVD-rental kiosks through the acquisition of DVDPlay, an operator of approximately 1,300 kiosks in the United States and Canada. NCR will convert the acquired kiosks to its BLOCKBUSTER Express™ brand and plans further expansion in DVDPlay locations. NCR also secured installment of its BLOCKBUSTER Express™ brand DVD-rental kiosks in more than 200 Duane Reade locations in New York, which will result in the largest deployment of DVD-rental kiosks in New York City. Further, in October, NCR expanded its BLOCKBUSTER Express™ brand DVD-rental kiosks to Tedeschi Food Shops, a 188-location convenience store chain across New England while also launching the most secure, high capacity outdoor DVD-rental kiosk in the industry. NCR has also continued the deployment of Blockbuster Express™ DVD-rental kiosks in Publix Super Markets across the Southeast.

NCR and MOD Systems announced a digital download pilot that will allow consumers to select a title from a DVD-rental kiosk, rapidly download the title to a secure digital memory card and then play the title on a home television. NCR’s existing kiosks, including its outdoor kiosk, were deployed “digital download ready” and NCR expects to integrate this advanced technology across its kiosk footprint as digital download gains incremental popularity.

NCR expanded its travel business with China Southern Airlines, which purchased 40 additional self-service check-in kiosks following the deployment of 30 NCR TouchPort kiosks earlier this year. The additional kiosks ordered make NCR the airline’s primary kiosk supplier as it takes steps to further meet the growing preference for self-service channels among its customers. In total, the two deployments will give NCR an established presence in eight of China Southern Airlines’ major transportation hubs.

In the retail vertical, NCR acquired Netkey, a market-leading provider of kiosk and digital signage software applications used to deliver a growing range of multi-industry self-service applications. NCR will combine Netkey’s software platform with its existing technologies to provide a best-in-class enterprise solution which includes software applications, one of the broadest hardware portfolios in the industry and an advanced suite of services. In addition, NCR was named an approved point-of-sale (POS) technology supplier for the Wendy’s® restaurant system franchisees. The agreement gives franchise operators of the more than 6,600 Wendy’s restaurants globally the opportunity to order and deploy the RealPOS™ 70XRT, NCR’s most powerful integrated touch POS workstation.

In the Financial business, NCR will equip the ING Belgium branch network with at least 1,200 ATM’s featuring cash-recycling functionality in response to steady changes in customer expectations and habits, particularly the trend towards electronic channels. The agreement marks the most extensive deployment of cash-recycling ATM’s in Europe. NCR has also made its patented two-sided thermal (2ST) printing technology standard on all NCR SelfServ™ 20- and 30-series ATM’s in North America, further differentiating the NCR SelfServ intelligent deposit solution in the marketplace.

NCR continued to take steps to strengthen its global manufacturing and sourcing infrastructure. In November, NCR opened its new innovation hub and manufacturing plant in Brazil to better serve the growing market demand for self-service ATM’s in Brazil, the Caribbean and throughout Latin America. The ability to control manufacturing in Brazil, the world’s 3rd largest ATM market, offers NCR distinct competitive advantages and the ability to further capitalize on growth opportunities in the region. In the United States, NCR opened its new ATM manufacturing facility in Georgia in October. The new facility will manufacture advanced ATMs, including intelligent deposit and help strengthen NCR’s leadership position in the North American market.

2010 Outlook

NCR expects full-year 2010 revenues to increase in the range of 2 to 5 percent on a constant currency basis compared with 2009. Including the continuing investment in the entertainment portfolio, the company expects its full-year 2010 Income from Operations (GAAP) to be $95 million to $115 million, Non-pension operating income (NPOI)(2) to be in the range of $310 million to $330 million, GAAP diluted earnings per share to be $0.41 to $0.51, and non-GAAP diluted earnings per share excluding pension expense(1) to be in the range of $1.35 to $1.45. The 2010 non-GAAP EPS guidance excludes estimated pension expense of $215 million (approximately $151 million after-tax) compared to actual pension expense of $159 million ($108 million after-tax) in 2009. NCR expects its full year 2010 effective income tax rate to be approximately 27 percent.

	2010 Guidance	2009 Actual
Year-over-year revenue (constant currency)	2% - 5%	(12)%
Income from Operations (GAAP)	$95 - $115 million	$97 million
Non-pension operating income(2)	$310 - $330 million	$284 million
Diluted earnings (loss) per share (GAAP)	$0.41 - $0.51	($0.21)
Diluted earnings per share excluding pension expense (non-GAAP)(1)	$1.35 - $1.45	$1.27

2009 Fourth Quarter Earnings Conference Call

A conference call is scheduled today at 8:00 a.m. (EST) to discuss the company’s 2009 fourth-quarter results and guidance for full-year 2010. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s fourth quarter 2009 operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

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NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Peter Tulupman

NCR Corporation

212.589.8415

peter.tulupman@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings Per Share from Continuing Operations GAAP to Non-GAAP Measures

	Q4 2009 Actual	Q4 2008 Actual	FY 2009 Actual	FY 2008 Actual
Diluted Earnings Per Share (GAAP)	$(0.35)	$0.34	$(0.21)	$1.38

Fox River environmental matter, net	(0.60)	(0.11)	(0.57)	(0.11)
Impairment of equity investment and related assets	(0.09)	—	(0.18)	—
Global headquarters relocation	(0.03)	—	(0.03)	—
Litigation charge	—	—	(0.03)	—
Organizational realignment costs, net	—	(0.13)	—	(0.32)
Gain on sale of Canadian manufacturing facility	—	—	—	0.08

Diluted Earnings Per Share (non-GAAP)(1)	$0.37	$0.58	$0.60	$1.73

Free Cash Flow

	For the Periods Ended December 31
	(in millions)

	Three Months		Full Year
	2009	2008	2009	2008
Cash provided by operating activities (GAAP)	$107	$108	$223	$415

Less capital expenditures for:
Expenditures for property, plant and equipment, net of grant reimbursements	(44)	(17)	(112)	(75)
Additions to capitalized software	(15)	(16)	(61)	(63)

Total capital expenditures, net	(59)	(33)	(173)	(138)

Free cash flow (non-GAAP)(3)	$48	$75	$50	$277

(1)	NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, the company believes that certain non-GAAP measures found in this release are useful for investors. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(2)	The segment results included in Schedule B and non-GAAP income from operations discussed in this earnings release exclude the impact of pension expense and certain items. Schedule B, included in this earnings release, reconciles total income from operations excluding pension expense and certain items to income from operations for the company. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors - This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, in particular current global economic conditions, could impact the ability of our customers to make capital expenditures, thereby affecting their ability to purchase our products, and consolidation in the financial services sector could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans, including potential impact from our transition from a business unit to functional organizational model; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company and the relocation of our corporate headquarters; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2009	2008	2009	2008
Revenue

Products	$695	$797	$2,234	$2,861
Services	650	624	2,378	2,454

Total revenue	1,345	1,421	4,612	5,315

Cost of products	585	600	1,811	2,113
Cost of services	514	494	1,918	2,019

Total gross margin	246	327	883	1,183
% of Revenue	18.3%	23.0%	19.1%	22.3%

Selling, general and administrative expenses	171	195	645	713
Research and development expenses	36	37	141	148

Income from operations	39	95	97	322
% of Revenue	2.9%	6.7%	2.1%	6.1%

Interest expense	—	5	10	22
Other expense, net	154	28	174	12

Total other expense, net	154	33	184	34

(Loss) income before income taxes and discontinued operations	(115)	62	(87)	288
% of Revenue	(8.6)%	4.4%	(1.9)%	5.4%

Income tax (benefit) expense	(58)	7	(57)	58

(Loss) income from continuing operations	(57)	55	(30)	230
Income(loss) from discontinued operations, net of tax	—	1	—	(3)

Net (loss) income	(57)	56	(30)	227

Net (loss) income attributable to noncontrolling interests	(1)	—	3	(1)

Net (loss) income attributable to NCR	$(56)	$56	$(33)	$228

Amounts attributable to NCR common stockholders:
(Loss) income from continuing operations	$(56)	$55	$(33)	$231
Income (loss) from discontinued operations, net of tax	—	1	—	(3)

Net (loss) income	$(56)	$56	$(33)	$228

(Loss) income per share attributable to NCR common stockholders:

Net (loss) income per common share from continuing operations

Basic	$(0.35)	$0.35	$(0.21)	$1.40

Diluted	$(0.35)	$0.34	$(0.21)	$1.38

Net (loss) income per common share

Basic	$(0.35)	$0.35	$(0.21)	$1.38

Diluted	$(0.35)	$0.35	$(0.21)	$1.36

Weighted average common shares outstanding
Basic	159.3	158.1	158.9	165.3
Diluted	*159.3	159.9	*158.9	167.9

*	Due to the net loss from continuing operations, potential common shares that would cause dilution, such as stock options and restricted stock, have been excluded from the diluted share count because their effect would have been anti-dilutive. For the three and twelve months ended December 31, 2009 fully diluted shares would have been 161.0 and 160.1 million shares, respectively.

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2009	2008	% Change	2009	2008	% Change
Revenue by segment

Americas	$544	$584	(7)%	$2,022	$2,269	(11)%

EMEA	489	558	(12)%	1,649	2,066	(20)%

APJ	312	279	12%	941	980	(4)%

Consolidated revenue	$1,345	$1,421	(5)%	$4,612	$5,315	(13)%

Gross margin by segment
Americas	$103	$121		$386	$437
% of Revenue	18.9%	20.7%		19.1%	19.3%

EMEA	118	148		401	556
% of Revenue	24.1%	26.5%		24.3%	26.9%

APJ	69	65		207	237
% of Revenue	22.1%	23.3%		22.0%	24.2%

Total - segment gross margin	$290	$334		$994	$1,230

% of Revenue	21.6%	23.5%		21.6%	23.1%

Selling, general and administrative expenses	151	174		586	696
Research and development expenses	31	33		124	134

Non-GAAP income from operations	$108	$127		$284	$400

Pension expense	(41)	(7)		(159)	(25)

Other adjustments (1)	(28)	(25)		(28)	(53)

Income from operations	$39	$95		$97	$322

(1)	Other adjustments in 2009 include a $22 million charge for the write-off of inventory and the accrual of purchase commitments related to an equity investment, as well as $6 million of incremental costs directly related to the relocation of the Company’s worldwide headquarters. Other adjustments in 2008 includes organizational realignment and legal costs and a gain from the sale of a manufacturing facility in Canada.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	December 31 2009	September 30 2009	December 31 2008
Assets

Current assets
Cash and cash equivalents	$451	$419	$711
Accounts receivable, net	896	844	913
Inventories, net	686	708	692
Other current assets	266	270	241

Total current assets	2,299	2,241	2,557

Property, plant and equipment, net	356	345	308
Goodwill	100	89	84
Prepaid pension cost	244	230	251
Deferred income taxes	617	634	645
Other assets	478	365	410

Total assets	$4,094	$3,904	$4,255

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$4	$—	$301
Accounts payable	557	532	492
Payroll and benefits liabilities	125	137	210
Deferred service revenue and customer deposits	329	344	317
Other current liabilities	367	313	373

Total current liabilities	1,382	1,326	1,693

Long-term debt	11	11	7
Pension and indemnity plan liabilities	1,268	1,494	1,424
Postretirement and postemployment benefits liabilities	355	339	359
Income tax accruals	165	144	155
Environmental liabilities	279	61	105
Other liabilities	42	50	47

Total liabilities	3,502	3,425	3,790
Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at December 31, 2009, September 30, 2009 and December 31, 2008, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 159.6, 159.2, and 158.1 shares issued and outstanding at December 31, 2009, September 30, 2009, and December 31, 2008, respectively	2	2	2
Paid-in capital	270	263	248
Retained earnings	1,801	1,857	1,834
Accumulated other comprehensive loss	(1,509)	(1,672)	(1,644)

Total NCR stockholders’ equity	564	450	440
Noncontrolling interests in subsidiaries	28	29	25

Total stockholders’ equity	592	479	465

Total liabilities and stockholders’ equity	$4,094	$3,904	$4,255

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2009	2008	2009	2008
Operating activities
Net (loss) income	$(57)	$56	$(30)	$227

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Income) loss from discontinued operations	—	(1)	—	3
Depreciation and amortization	32	26	124	109
Stock-based compensation expense	1	11	12	41
Excess tax benefit from stock-based compensation	—	—	—	(2)
Deferred income taxes	(102)	(29)	(132)	—
Gain on sale of property, plant, and equipment	(4)	1	(9)	(27)
Impairment of equity investments and related assets	17	—	39	—
Changes in assets and liabilities:
Receivables	(44)	25	27	249
Inventories	17	19	5	25
Current payables and accrued expenses	34	84	(28)	(56)
Deferred service revenue and customer deposits	(9)	(47)	18	(42)
Employee severance and pension	9	(22)	49	(43)
Environmental assets and liabilities	152	21	109	1
Other assets and liabilities	61	(36)	39	(70)

Net cash provided by operating activities	107	108	223	415

Investing activities
Grant reimbursements from capital expenditures	9	—	9	—
Expenditures for property, plant and equipment	(53)	(17)	(121)	(75)
Proceeds from sales of property, plant and equipment	7	5	11	59
Additions to capitalized software	(15)	(16)	(61)	(63)
Other investing activities, business acquisitions and divestitures, net	(29)	(11)	(41)	(65)

Net cash used in investing activities	(81)	(39)	(203)	(144)

Financing activities
Purchase of Company common stock	—	(70)	(1)	(494)
Excess tax benefit from stock-based compensation	—	—	—	2
Short-term borrowings, net	4	—	4	—
Repayment of senior unsecured notes	—	—	(300)	—
Payments on revolving credit facility	—	—	(30)	—
Borrowings on revolving credit facility	—	—	30	—
Proceeds from employee stock plans	3	2	9	17

Net cash provided by (used in) financing activities	7	(68)	(288)	(475)

Cash Flows from discontinued operations
Net cash used in operating activities	—	(2)	—	(19)

Effect of exchange rate changes on cash and cash equivalents	(1)	(21)	8	(18)

Increase (decrease) in cash and cash equivalents	32	(22)	(260)	(241)
Cash and cash equivalents at beginning of period	419	733	711	952

Cash and cash equivalents at end of period	$451	$711	$451	$711